www.TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES SETTLEMENT WITH THE ENVIRONMENTAL PROTECTION AGENCY

Brentwood, TN, October 1, 2015 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that it has signed an agreement with the Environmental Protection Agency (EPA) relating to the sale of small-engine merchandise by the Company.

Under the agreement, Tractor Supply Company will implement a formal compliance program designed to ensure that all small-engine products purchased by the Company for resale comply with the Clean Air Act. The compliance plan is similar to one adopted voluntarily by the Company in 2012. The Company also agreed to pay a civil penalty of $775,000, most of which is being reimbursed by a vendor who sold the small engine products at issue to the Company. These products were sold during the 2006 to 2009 time frame. In addition, the Company has agreed to sponsor an emissions offset program that will result in the replacement of twenty-two older wood-burning stoves with EPA-certified wood-burning stoves. The settlement is subject to approval by the U.S. District Court in Washington, D.C.

“Tractor Supply is committed to selling products that comply with all applicable laws and regulations,” said Greg Sandfort, President and Chief Executive Officer. “Although there is no evidence that any of the products sold by Tractor Supply exceeded permissible emissions levels, we worked diligently with the government and our vendors to resolve other compliance issues. Like other retailers, we rely primarily on our vendors to certify compliance of their products with the Clean Air Act. Under this agreement, we will work closely with the suppliers of our small engine products to ensure compliance.”

Sandfort added: “We are proud of our record of being an environmentally responsible company. Through our Stewardship Program, we have taken a number of steps to reduce our impact on the environment, including the implementation of company-wide initiatives to reduce waste and conserve energy as well as the construction last year of a highly energy efficient store support center that was awarded LEED Silver certification. We also offer our customers opportunities to recycle oil and used vehicle batteries in most of our stores.”

For additional information on Tractor Supply Company’s environmental stewardship efforts, please visit: http://www.tractorsupply.com/content_stewardship_stewardship-overview.

About Tractor Supply Company
At June 27, 2015, Tractor Supply Company operated 1,438 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.